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As filed with the Securities and Exchange Commission on October 23, 2009

Registration No. 333—

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HUNTSMAN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	42-1648585 (I.R.S. Employer Identification Number)

500 Huntsman Way
Salt Lake City, Utah 84108
(801) 584-5700
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Samuel D. Scruggs
Executive Vice President, General Counsel and Secretary
Huntsman Corporation
500 Huntsman Way
Salt Lake City, Utah 84108
(801) 584-5700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
 Nathan W. Jones
Stoel Rives LLP
201 South Main Street, Suite 1100
Salt Lake City, Utah 84111
(801) 328-3131

         Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☒

         If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $0.01 par value	(1)	(1)	(1)	(1)

(1)
An indeterminate amount of securities to be offered at indeterminate prices is being registered pursuant to this registration statement. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r).

P R O S P E C T U S

HUNTSMAN CORPORATION

Common Stock

        Certain selling stockholders may offer and sell shares of our common stock from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. Each time any common stock is offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the name of each selling stockholder and the number of shares of our common stock to be sold by such selling stockholder. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering. Any such offer or sale may be at fixed prices, at prevailing market prices or at negotiated prices, and the selling stockholders may engage a broker, dealer or underwriter to sell the shares. For additional information on the possible methods of offering that may be used by the selling stockholders, you should refer to the section entitled "Plan of Distribution" on page 23 of this prospectus.

        We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" on page 7 for a discussion of certain matters that you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 23, 2009

        You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference herein as described under "Incorporation of Certain Information by Reference," or any free writing prospectus that we prepare and distribute. Neither we nor any selling stockholder have authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus and the accompanying prospectus supplement or any such free writing prospectus. This prospectus, the accompanying prospectus supplement and any such free writing prospectus may be used only for the purposes for which they have been published, and no person has been authorized to give any information not contained in or incorporated by reference into this prospectus and the accompanying prospectus supplement or any such free writing prospectus. If you receive any other information, you should not rely on it. The information contained in this prospectus is accurate only as of the date on the cover page of this prospectus, the information incorporated by reference into this prospectus is accurate only as of the date of the document incorporated by reference and the information contained in the accompanying prospectus supplement is accurate only as of the date on the front cover of the prospectus supplement. Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will be deemed to constitute a part of this prospectus only to the extent so modified or superseded. See "Incorporation of Certain Information By Reference." Neither we nor any selling stockholder are making an offer of these securities in any jurisdiction where the offer is not permitted.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Pursuant to this shelf process, one or more of the selling stockholders named under the heading "Selling Stockholders" may sell the securities described in this prospectus from time to time in one or more offerings. Each time the selling stockholders sell securities, we will provide a prospectus supplement along with this prospectus that will contain specific information about the terms of the offering. The accompanying prospectus supplement may also add, update or change information contained in this prospectus. If information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. This prospectus, the accompanying prospectus supplement and the documents incorporated by reference herein include important information about us, the common stock being offered and other information you should know before investing. You should read both this prospectus and the accompanying prospectus supplement together with the additional information about us described in the sections below entitled "Available Information" and "Incorporation of Certain Information by Reference."

AVAILABLE INFORMATION

        We are a public company and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public on the SEC's website at "http://www.sec.gov." In addition, because our stock is listed for trading on the New York Stock Exchange, you can read and copy reports and other information concerning us at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

        We filed a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with the SEC with respect to the common stock being offered pursuant to this prospectus. This prospectus is only part of the registration statement and omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the common stock being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. You may:

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  inspect a copy of the registration statement, including the exhibits and schedules, without charge at the SEC's Public Reference Room;

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  obtain a copy from the SEC upon payment of the fees prescribed by the SEC; or

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  obtain a copy from the SEC website.

        Our Internet address is www.huntsman.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports are also available to you free of charge through the "Investor Relations" section of our website as soon as reasonably practicable after those materials have been electronically filed with, or furnished to, the SEC. Other than the documents filed with the SEC and incorporated by reference into this prospectus, the information contained on our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with it. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and any information incorporated by reference is considered part of this prospectus. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of common stock by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information therein deemed to have been furnished and not filed in accordance with SEC rules):

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  Our Annual Report on Form 10-K for the year ended December 31, 2008 (filing date February 26, 2009: Commission File No. 001-32427) and our Amended Annual Report on Form 10-K/A for the year ended December 31, 2008 (filing date April 30, 2009: Commission File No. 001-32427), except for Items 6, 7 and 8, which have been updated by our Current Report on Form 8-K filed on July 30, 2009;

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  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (filing date May 8, 2009: Commission File No. 001-32427);

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  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 (filing date August 6, 2009: Commission File No. 001-32427);

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  The portions of our definitive proxy statement on Schedule 14A that are deemed "filed" with the SEC under the Exchange Act (filing date September 25, 2009: Commission File No. 001-32427);

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  Our Current Reports on Form 8-K filed on April 17, 2009, May 8, 2009, June 17, 2009, June 23, 2009, July 8, 2009, July 30, 2009, August 6, 2009, August 31, 2009, September 14, 2009 and October 22, 2009; and

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  The description of our common stock contained in our registration statement on Form 8-A, including any amendment or report filed for the purpose of updating such description (filing date February 9, 2005: Commission File No. 001-32427).

        In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of offerings under this prospectus are deemed to be incorporated by reference into, and to be a part of, this prospectus (other than, in each case, documents or information therein deemed to have been furnished and not filed in accordance with SEC rules).

        You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting us at:

Huntsman Corporation
500 Huntsman Way
Salt Lake City, Utah 84108
Attn: Investor Relations
(801) 584-5860

SUMMARY

        This summary highlights only some of the information included or incorporated by reference in this prospectus. You should carefully read this entire prospectus and the accompanying prospectus supplement together with the additional information about us described in the sections entitled "Available Information" and "Incorporation of Certain Information by Reference" before purchasing our common stock.

        Unless the context otherwise requires, references in this prospectus to our "Company," "we," "us" or "our" refer to Huntsman Corporation, together with its subsidiaries.

Our Company

        We are a global manufacturer of differentiated organic chemical products and of inorganic chemical products. Our products comprise a broad range of chemicals and formulations, which we market globally to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, epoxy-based polymer formulations, textile chemicals, dyes, maleic anhydride and titanium dioxide. Our administrative, research and development and manufacturing operations are primarily conducted at facilities located in 25 countries. We employed approximately 12,600 associates worldwide at December 31, 2008.

        We currently operate in five segments: Polyurethanes, Advanced Materials, Textile Effects, Performance Products and Pigments. Our Polyurethanes, Advanced Materials, Textile Effects and Performance Products segments produce differentiated organic chemical products and our Pigments segment produces inorganic chemical products. In a series of transactions completed in 2006 and 2007, we sold substantially all of our former Polymers and Base Chemicals operations. We report the results from these businesses as discontinued operations. For more information, see "Note 3. Discontinued Operations" to our consolidated financial statements incorporated by reference in this report.

        Our principal executive offices are located at 500 Huntsman Way, Salt Lake City, Utah 84108, and our telephone number at this location is (801) 584-5700. Our common stock is listed on the New York Stock Exchange under the symbol "HUN."

Recent Developments

  "Stalking Horse" Bid To Acquire Tronox

        On August 28, 2009, we entered into an asset and equity purchase agreement (the "Purchase Agreement"), pursuant to which our wholly owned subsidiaries, Huntsman Pigments LLC and Huntsman Australia R&D Company Pty Ltd, agreed to acquire certain assets of Tronox Incorporated and its subsidiaries ("Tronox") under Section 363 of Chapter 11 of the United States Bankruptcy Code as well as certain assets and equity interest, including working capital, of Tronox's foreign subsidiaries, for an aggregate purchase price of approximately $415 million. We intend to finance approximately fifty percent of the purchase price with debt. We refer to this potential acquisition in this prospectus as the "Tronox Transaction." The assets to be acquired in connection with the Tronox Transaction include:

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  Titanium dioxide facilities in The Netherlands and the United States (excluding Savannah, Georgia);

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  A 50% joint venture interest in another titanium dioxide facility in Australia and associated mining and other operations; and

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  Electrolytic production facilities in the United States.

        Tronox's joint venture partner in Australia, Exxaro Resources Limited, has agreed to waive contractual restrictions on the transfer of Tronox's joint venture interests to us, including applicable right of first refusal and change of control rights, in the event we are approved by the bankruptcy court as the buyer.

        The Purchase Agreement is subject to approval by the United States Bankruptcy Court for the Southern District of New York, in which the bankruptcy cases of the Tronox Incorporated and 14 of its subsidiaries under chapter 11 of the United States Bankruptcy Code are being jointly administered as In re Tronox Corporation, et al., Case No. 09-10156 (ALG). We entered into the Purchase Agreement as a "stalking horse" bidder, and the Tronox Transaction is subject to Tronox's solicitation of higher or otherwise better offers pursuant to specified bidding procedures and an auction process to be conducted under supervision of the bankruptcy court. We made a $12.45 million deposit toward the purchase price on the date of the execution of the Purchase Agreement. On September 16, 2009, the bankruptcy court approved the bidding procedures and granted certain benefits and bid protections to us in our role as "stalking horse" bidder, including a break-up fee and expense reimbursement.

        The Tronox Transaction is also subject to the satisfaction of various conditions, including the termination or expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act") and absence of circumstances constituting a Material Adverse Effect (as defined in the Purchase Agreement). On September 25, 2009, we and Tronox made the U.S. filings required under the HSR Act. We and Tronox have also been engaged in discussions with the U.S. Federal Trade Comission and have initiated comparable approval processes in other jurisdictions.

        We can provide no assurance as to when the Tronox Transaction will close or if it will close or whether it will be successfully completed. The Tronox Transaction involves certain risks associated with difficulties integrating this acquisition with our business, as well as the potential incurrence of unknown liabilities and other uncertainties. See "Risk Factors—Risks Related to the Tronox Transaction."

  Closure of Australian Styrenics Operations

        On September 7, 2009, we announced that we will close our styrenics facility located at West Footscray, Australia. We expect to cease operation of the West Footscray styrene plant at or near to year end 2009, with subsequent closure of our polystyrene and expandable polystyrene plants in early 2010. We expect that we will book closure costs in 2009 of approximately $25 million (primarily severance) and expect to incur other closure related costs of approximately $15 million in 2010. In addition, we will incur environmental remediation costs in an amount yet to be determined. We can provide no assurance that these costs will not be material. Products produced at the site represent less than 2% of our 2008 global sales. Our styrenics operations posted an operating loss of approximately $29 million in 2008. Our other operations in Australia, including our RMAX® expanded polystyrene business, Performance Products, Polyurethanes, Textile Effects and Advanced Materials divisions, are not affected by the announcement and will continue to operate in Australia.

  Accounts Receivable Securitization Programs

        On October 16, 2009, we entered into a Termination and Release Agreement, pursuant to which we terminated our existing accounts receivable securitization program and replaced it with the U.S. and European programs described below. At that time, we paid off the entire balance under our existing accounts receivable securitization program using proceeds received from the new programs.

        U.S. Program.    On October 16, 2009, we entered into a new accounts receivable securitization program for our U.S. originator subsidiaries (the "U.S. A/R Program"). The U.S. A/R Program has two components: one with Wachovia Bank National Association, which is a three-year facility, and one with HSBC Bank plc, which is a two-year facility.

        Under the U.S. A/R Program, our U.S. originators will sell by way of a true sale certain accounts receivable to Huntsman International LLC ("Huntsman International"). Huntsman (Europe) BVBA (the "Master Servicer") will provide servicing for the accounts receivable collections. Huntsman International will contribute certain of the accounts receivable originated by it or purchased from the U.S. originators to Huntsman Receivables Finance II LLC, a bankruptcy-remote special purpose entity (the "U.S. SPE"). The U.S. SPE may borrow against the eligible receivables under the U.S. A/R Program. Huntsman International will seek off-balance sheet treatment for the transactions contemplated by the U.S. A/R Program; however, Huntsman International expects that off-balance sheet treatment will no longer be available when new accounting rules become effective in January 2010.

        The maximum funding availability under the U.S. A/R Program is $250 million. The amount of actual availability under the U.S. A/R Program is subject to change based on the level of eligible receivables sold by the U.S. originator subsidiaries to Huntsman International and of eligible receivables contributed by Huntsman International to the U.S. SPE. Availability is further subject to changes in the credit ratings of the originator's customers, customer concentration levels, and certain characteristics of the accounts receivable being transferred. The yield is based on, in the case of Wachovia, the LIBOR Market Index Rate plus a margin rate of 3.75% per annum and, in the case of HSBC, if funded by commercial paper, the CP Rate (as defined in the applicable agreement) plus a margin rate of 3.50% per annum. In addition, the U.S. SPE is obligated to pay commitment fees to the lenders based on the amount of each lender's commitment.

        The U.S. A/R Program contains various customary affirmative and negative covenants and also contains customary default and termination provisions, which provide for acceleration of amounts owed under the U.S. A/R Program upon the occurrence of certain specified events, including, but not limited to, failure by the U.S. SPE to pay interest and other amounts due, defaults on certain indebtedness, certain judgments, change in control, certain events negatively affecting the overall credit quality of transferred accounts receivable, bankruptcy and insolvency events, and failure of our Company to maintain a minimum liquidity level of $400 million (the "Liquidity Requirement"). We guarantee certain obligations of Huntsman International in its capacity as contributor and servicer guarantor under the U.S. A/R Program.

        European Program.    Also on October 16, 2009, we entered into a second new accounts receivable securitization program for our European originator subsidiaries (the "EU A/R Program," and together with the U.S. A/R Program, the "A/R Programs") with Barclays Bank plc for a term of two years.

        Under the EU A/R Program, the EU originators will sell by way of a true sale certain accounts receivable to Huntsman International. The Master Servicer will provide servicing for the accounts receivable collections. Huntsman International will contribute certain of the accounts receivables purchased from the EU originators to Huntsman Receivables Finance LLC, a bankruptcy-remote special purpose entity (the "EU SPE"). The EU SPE may borrow against the eligible receivables under the EU A/R Program. Huntsman International will seek off-balance sheet treatment for the transactions contemplated by the EU A/R Program; however, Huntsman International expects that off-balance sheet treatment will no longer be available when new accounting rules become effective in January 2010.

        The maximum funding availability under the EU A/R Program is €225 million (approximately $329 million). The amount of actual availability is under the EU A/R Program is subject to change based on the level of eligible receivables sold by the EU originator subsidiaries to Huntsman International and of eligible receivables contributed by Huntsman International to the EU SPE. Availability is further subject to changes in the credit ratings of the originators' customers and country, customer concentration levels, and certain characteristics of the accounts receivable being transferred. The yield is based on GBP LIBOR, USD LIBOR or EURIBOR (each as defined in the applicable agreement) plus a margin rate of 3.75% per annum if funded by commercial paper. In addition, the EU SPE is obligated to pay a commitment fee to the lender based on the amount of the lender's commitment.

        The EU A/R Program contains various customary affirmative and negative covenants and also contains customary default and termination provisions, which provide for acceleration of amounts owed under the EU A/R Program upon the occurrence of certain specified events, including, but not limited to, failure by the EU SPE to pay interest and other amounts due, defaults on certain indebtedness, certain judgments, change in control, certain events negatively affecting the overall credit quality of transferred accounts receivable and bankruptcy and insolvency events and a cross acceleration provision tied to the Liquidity Requirement.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. In addition to the risk factors set forth below, please carefully consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2008 (File No. 001-32427), which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. You should be able to bear a complete loss of your investment.

Risks Related to Our Business

         We have a history of losses and may incur losses in the future.

        We have incurred net losses in three of the last five fiscal years. Our history of losses may have a negative impact on our business, including our ability to fund operations, make capital expenditures and service debt obligations. Persistent continued losses likely would negatively affect our ability to meet such obligations over the long-term. Our history of losses may also increase our cost of borrowing and make it more difficult and/or expensive to take advantage of opportunities for growth.

         Our industry is affected by global economic factors including risks associated with a recession and our customers' access to credit.

        Our financial results are substantially dependent upon the overall economic conditions in the United States, the European Union and Asia. A recession in any of these locations or globally—or public perceptions that result in declining economic conditions—could substantially decrease the demand for our products and adversely affect our business. Indeed, as a result of the current economic downturn, we have experienced decreased demand for many of our products. Moreover, many of our customers rely on access to credit to adequately fund their operations. The inability of our customers to access credit facilities will adversely affect our business by reducing our sales, increasing our exposure to accounts receivable bad debts and reducing our profitability.

        The current negative worldwide economic conditions and market instability also makes it increasingly difficult for us, our customers and our suppliers to forecast demand trends. A continued decline in demand could place further pressure on our results of operations. The timing and extent of any changes to currently prevailing market conditions is uncertain and supply and demand may be unbalanced at any time. As a consequence, we are unable to accurately predict the extent or duration of business cycles or their effect on our financial condition or results of operations, and can give no assurances as to the timing, extent or duration of the current or future business cycles.

         Significant price volatility or interruptions in supply of our raw materials may result in increased costs that we may be unable to pass on to our customers, which could reduce our profitability.

        The prices of the raw materials that we purchase from third parties are cyclical and volatile. We purchase a substantial portion of these raw materials from third party suppliers, and, following the dispositions of our base chemicals and polymers businesses in 2007 and 2006, respectively, our purchases from third party suppliers have significantly increased. The cost of these raw materials represents a substantial portion of our operating expenses. The prices for a number of these raw materials generally follow price trends of, and vary with market conditions for, crude oil and natural gas feedstocks, which are highly volatile and cyclical.

        The feedstocks and other raw materials we consume are generally commodity products that are readily available at market prices. We frequently enter into supply agreements with particular suppliers, but disruptions of existing supply arrangements could substantially impact our profitability. If certain of our suppliers are unable to meet their obligations under present supply agreements, we may be forced to pay higher prices to obtain the necessary raw materials from other sources and we may not be able to increase prices for our finished products to recoup the higher raw materials costs. In addition, if any of the raw materials that we use become unavailable within the geographic area from which they are now sourced, then we may not be able to obtain suitable or cost effective substitutes. Any interruption in the supply of raw materials could increase our costs or decrease our revenues, which could reduce our cash flow.

        Our supply agreements typically provide for market-based pricing and provide us only limited protection against price volatility. While we attempt to match cost increases with corresponding product price increases, we are not always able to raise product prices immediately or at all. Timing differences between raw material prices, which may change daily, and contract product prices, which in many cases are negotiated only monthly or less often, have had and may continue to have a negative effect on our cash flow. Any cost increase that we are not able to pass on to our customers could have a material adverse effect on our business, results of operations, financial condition and liquidity.

         Future acquisitions, partnerships and joint ventures may require significant resources and/or result in unanticipated adverse consequences that could have a material adverse effect on our business, results of operations, financial condition.

        In the future we may seek to grow our company and businesses by making acquisitions or entering into partnerships and joint ventures. For example, we recently announced the Tronox Transaction. Any future acquisition, partnership or joint venture may require that we make a significant cash investment, issue stock or incur substantial debt. In addition, acquisitions, partnerships or investments may require significant managerial attention, which may be diverted from our other operations. These capital, equity and managerial commitments may impair the operation of our businesses. Any future acquisitions of businesses or facilities could entail a number of additional risks, including:

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  the inability to maintain key pre-acquisition business relationships;

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  increased operating costs;

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  exposure to unanticipated liabilities; and

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  difficulties in realizing projected efficiencies, synergies and cost savings.

        We have incurred indebtedness to finance past acquisitions. We may finance future acquisitions with additional indebtedness. We could face the financial risks associated with incurring additional indebtedness such as reducing our liquidity and access to financing markets and increasing the amount of cash flow required to service such indebtedness, which could have a material adverse effect on our business, results of operations and financial condition.

         We are subject to the risk of loss resulting from nonpayment or nonperformance by our customers.

        As a result of the current economic downturn, some of our customers have initiated or are contemplating initiating bankruptcy proceedings. Our credit procedures and policies may not be adequate to eliminate customer credit risk. Our customers may experience financial difficulties, including bankruptcies, restructurings and liquidations. These and other financial problems that may be experienced by our customers, as well as potential financial weakness in our industry, may increase our risk in extending trade credit to customers. A significant adverse change in a customer relationship or in a customer's financial position could cause us to limit or discontinue business with that customer, require us to assume more credit risk relating to that customer's receivables or limit our ability to collect accounts receivable from that customer, all of which could have a material adverse effect on our business, results of operations, financial condition and liquidity.

         Our available cash and access to additional capital may be limited by our significant leverage, which could restrict our ability to grow our businesses.

        We have a significant amount of indebtedness outstanding. As of June 30, 2009, we had total consolidated outstanding indebtedness of approximately $5 billion (including the current portion of long-term debt) and a debt to total capitalization ratio of approximately 87%. This balance does not reflect approximately $363 million under our off-balance sheet A/R Securitization Program at June 30, 2009 or give effect to our redemption of $494 million in principal amount of outstanding notes in July and August 2009. Our outstanding debt could have important consequences for our businesses, including the following:

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  a high degree of debt makes us more vulnerable to the current downturn in our businesses, our industry and the economy in general, as a significant percentage of our cash flow from operations will be required to make payments on our indebtedness, making it more difficult to react to changes in our business and in market or industry conditions;

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  a substantial portion of our future cash flow from operations may be required to be dedicated to the payment of principal and interest on indebtedness, thereby reducing the funds available for other purposes, including the growth of our businesses;

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  our ability to obtain additional financing may be constrained due to our existing level of debt, particularly in the current credit environment; and

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  part of our indebtedness is, and any future debt may be, subject to variable interest rates, which makes us vulnerable to increases in interest rates.

        We require substantial capital to finance our operations and continued growth, and we may incur substantial additional debt from time to time for a variety of purposes, including acquiring additional businesses. However, our existing debt instruments contain restrictive covenants. Among other things, these covenants limit or prohibit our ability to incur more debt; make prepayments of other debt; pay dividends, redeem stock or make other distributions; issue capital stock; make investments; create liens; enter into transactions with affiliates; enter into sale and leaseback transactions; merge or consolidate; and transfer or sell assets.

        Our debt instruments also require us to comply with certain financial covenants under certain circumstances. For example, after entering into a waiver on April 16, 2009, the leverage covenant applicable to our $650 million revolving facility (the "Revolving Facility") under our senior secured credit facilities (the "Senior Credit Facilities") requires us to maintain a maximum senior secured debt to EBITDA ratio of 5.00 to 1 when loans or letters of credit are outstanding under the Revolving Facility. As of June 30, 2009, we were in compliance with the covenant. However, if we violate this covenant, it could lead to an event of default under the Senior Credit Facilities, which could require us to pay off the balance of the Senior Credit Facilities in full and result in a loss of such facilities. Given the current credit environment, it may not be possible for us to replace the Senior Credit Facilities with a substitute facility on terms acceptable to us, or at all.

        We also must comply with certain financial covenants under our $575 million A/R Securitization Program. Failure to meet such covenants could lead to an event of default and could require us to cease use of such facility and collect our trade receivables until our obligations are paid in full. A default under the accounts receivable securitization program would also constitute an event of default under our Senior Credit Facilities, which could require us to pay off the balance of the Senior Credit Facilities in full and result in a loss of such facilities. In the event the debt under one or more of the facilities is accelerated, cross-default provisions in other debt instruments of our company would likely be triggered, which would likely have a material and adverse impact on our company's financial condition.

        Also, if we undergo a change of control, our debt instruments may require us to make an offer to purchase certain of our notes. Under these circumstances, we may also be required to repay indebtedness under our Senior Credit Facilities prior to our notes. In this event, we may not have the financial resources necessary to purchase such notes, which would result in an event of default under the indentures governing such notes.

        As of June 30, 2009, the current portion of our long term debt and notes payable to affiliates totaled approximately $715 million. As of June 30, 2009, we had combined outstanding variable rate borrowings of approximately $2.2 billion. Assuming a 1% increase in interest rates, without giving effect to any interest rate hedges, our annual interest rate expense would increase by approximately $22 million. In July and August 2009, we redeemed $494 million in principal amount of outstanding notes that were classified as current portion of debt as of June 30, 2009. If we are unable to generate sufficient cash flow or are otherwise unable to obtain the funds required to meet payments of principal and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness, we could be in default under the terms of those instruments. In the event of a default, a holder of the indebtedness could elect to declare all the funds borrowed under those instruments to be due and payable together with accrued and unpaid interest, the creditors under our Senior Credit Facilities could elect to terminate their commitments thereunder and we or one or more of our subsidiaries, could be forced into bankruptcy or liquidation. Any of the foregoing consequences could have a material adverse effect on our business, results of operations and financial condition.

         We may not be able to obtain funding because of the deterioration of the credit and capital markets. This may hinder or prevent us from meeting our future capital needs and from refinancing our existing indebtedness.

        Global financial markets and economic conditions have been, and continue to be, disrupted and volatile, which has caused a substantial deterioration in the credit and capital markets. These conditions, along with significant write-offs in the financial services sector and the re-pricing of credit risk, will likely continue and may make it difficult to obtain funding for our ongoing capital needs.

        In particular, the cost of raising money in the debt and equity capital markets has increased substantially while the availability of funds from those markets generally has diminished significantly. Also, as a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets generally has increased as many lenders and institutional investors have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at maturity on terms that are similar to existing debt, and reduced, or in some cases ceased, to provide funding to borrowers.

        Due to these factors, we cannot be certain that funding for our capital needs from credit and capital markets will be available if needed and, to the extent required, on acceptable terms. In addition, we may be unable to refinance our existing indebtedness on terms that are acceptable to us or at all. There is no financing condition to our obligation to consummate the pending Tronox Transaction. If we are unable to finance the Tronox Transaction at all or are unable to finance our stated intention of one-half of the purchase price, we must use cash on hand to fund the purchase price. As a result, our liquidity could be significantly and adversely impacted by the consummation of the Tronox Transaction. If we cannot meet our capital needs or refinance our existing indebtedness, it could have a material adverse effect on our financial position, results of operations.

         A downgrade in the ratings of the securities of our company or our subsidiaries could result in increased interest and other financial expenses related to future borrowings of our company or our subsidiaries and could restrict our access to additional capital or trade credit.

        Standard and Poor's Ratings Services and Moody's Investors Service maintain credit ratings for us. Each of these ratings is currently below investment grade. Any decision by these or other ratings agencies to downgrade such ratings in the future could result in increased interest and other financial expenses relating to our future borrowings and could restrict our ability to obtain additional financing on satisfactory terms. In addition, any downgrade could restrict our access to, and negatively impact the terms of, trade credit extended by our suppliers of raw materials.

         Loss of key members of our management could disrupt our business.

        We depend on the continued employment and performance of our senior executives and other key members of management. If any of these individuals resigns or becomes unable to continue in his present role and is not adequately replaced, our business operations and our ability to implement our growth strategies could be materially disrupted. We generally do not have employment agreements with, and we do not maintain any "key man" life insurance for, any of our executive officers.

         Natural or other disasters could disrupt our business and result in loss of revenue or in higher expenses.

        Any serious disruption at any of our facilities due to hurricane, fire, earthquake, flood, terrorist attack or any other natural or man-made disaster could impair our ability to use our facilities and have a material adverse impact on our revenues and increase our costs and expenses. If there is a natural disaster or other serious disruption at any of these facilities, it could impair our ability to adequately supply our customers and negatively impact our operating results. In addition, many of our current and potential customers are concentrated in specific geographic areas. A disaster in one of these regions could have a material adverse impact on our operations, operating results and financial condition.

         Our results of operations may be adversely affected by fluctuations in currency exchange rates and international business risks.

        We conduct a majority of our business operations outside the U.S., and these operations are subject to risks normally associated with international operations. These risks include the need to convert currencies that may be received for our products into currencies in which we purchase raw materials or pay for services, which could result in a gain or loss depending on fluctuations in exchange rates. In addition, we translate our local currency financial results into U.S. dollars based on average exchange rates prevailing during the reporting period or the exchange rate at the end of that period. During times of a strengthening U.S. dollar, our reported international sales and earnings may be reduced because the local currency may translate into fewer U.S. dollars. Because we currently have significant operations located outside the United States, we are exposed to fluctuations in global currency rates which may result in gains or losses on our financial statements.

        Other risks of international operations include trade barriers, tariffs, exchange controls, national and regional labor strikes, social and political risks, general economic risks and required compliance with a variety of foreign laws, including tax laws. Furthermore, in foreign jurisdictions where process of law may vary from country to country, we may experience difficulty in enforcing agreements. In jurisdictions where bankruptcy laws and practices may vary, we may experience difficulty collecting foreign receivables through foreign legal systems. The occurrence of these risks, among others, could disrupt the businesses of our international subsidiaries, which could significantly affect their ability to make distributions to us.

         Demand for many of our products is cyclical, and we may experience depressed market conditions for such products.

        Historically, the markets for many of our products have experienced alternating periods of tight supply, causing prices and profit margins to increase, followed by periods of capacity additions, resulting in oversupply and declining prices and profit margins. The volatility these markets experience occurs as a result of changes in the supply and demand for products, changes in energy prices and changes in various other economic conditions around the world. This cyclicality and volatility of our industry results in significant fluctuations in profits and cash flow from period to period and over the business cycle. Currently, we are confronted by depressed market conditions and such conditions could exist for a prolonged period.

         The industries in which we compete are highly competitive, and we may not be able to compete effectively with our competitors that have greater financial resources, which could have a material adverse effect on our business, results of operations and financial condition.

        The industries in which we operate are highly competitive. Among our competitors are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, some of our competitors have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors develops proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete. Moreover, certain of our businesses use technology that is widely available. Accordingly, barriers to entry, apart from capital availability, may be low in certain product segments of our business, and the entrance of new competitors into the industry may reduce our ability to capture improving profit margins in circumstances where capacity utilization in the industry is increasing. Further, petroleum-rich countries have become more significant participants in the petrochemical industry and may expand this role significantly in the future. Increased competition in any of our businesses could compel us to reduce the prices of our products, which could result in reduced profit margins and loss of market share and have a material adverse effect on our business, results of operations, financial condition and liquidity.

         Our operations involve risks that may increase our operating costs, which could reduce our profitability.

        Although we take precautions to enhance the safety of our operations and minimize the risk of disruptions, our operations are subject to hazards inherent in the manufacturing and marketing of differentiated and commodity chemical products. These hazards include: chemical spills, pipeline leaks and ruptures, storage tank leaks, discharges or releases of toxic or hazardous substances or gases and other hazards incident to the manufacturing, processing, handling, transportation and storage of dangerous chemicals. We are also potentially subject to other hazards, including natural disasters and severe weather; explosions and fires; transportation problems, including interruptions, spills and leaks; mechanical failures; unscheduled downtimes; labor difficulties; remediation complications; and other risks. Many potential hazards can cause bodily injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties and liabilities. Furthermore, we are subject to present and future claims with respect to workplace exposure, exposure of contractors on our premises as well as other persons located nearby, workers' compensation and other matters.

        We maintain property, business interruption and casualty insurance policies which we believe are in accordance with customary industry practices, but we are not fully insured against all potential hazards and risks incident to our business. We maintain property damage and business interruption insurance policies and products liability and sudden and accidental insurance policies, as well as insurance policies covering other types of risks, including pollution legal liability insurance. Each of these insurance policies is subject to customary exclusions, deductibles and coverage limits, in accordance with industry standards and practices. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially and, in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our business, results of operations, financial condition and liquidity.

        In addition, we are subject to various claims and litigation in the ordinary course of business. We are a party to various pending lawsuits and proceedings. It is possible that judgments could be rendered against us in these cases or others in which we could be uninsured or not covered by indemnity and beyond the amounts that we currently have reserved or anticipate incurring for such matters.

         Financial difficulties and related problems at our vendors, suppliers and other business partners could result in a disruption in our operations and have a material adverse effect on our business.

        We rely on numerous vendors and suppliers and collaborations with other industry participants to provide us with chemicals, feedstocks and other raw materials, along with energy sources and, in certain cases, facilities, that we need to operate our business. Recently, the chemical industry, including potentially certain companies on which we rely, has experienced severe financial difficulties, including issues with solvency. We believe that certain of our business partners may be experiencing or may experience cash flow problems, which could be further aggravated by recessionary industry conditions. Some of these companies may be forced to reduce their output, shut down their operations or file for bankruptcy protection. Financial difficulties or solvency problems at companies on which we rely could materially adversely affect their ability to provide us with the raw materials, energy sources or facilities that we need, which could disrupt our operations, including the production of certain of our products. In addition, it could be difficult to find replacements for certain of our business partners without incurring significant delays or cost increases.

         We are subject to many environmental and safety regulations that may result in unanticipated costs or liabilities, which could reduce our profitability.

        We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and human health, and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities, which could reduce our profitability. See "Item 1. Business—Environmental, Health and Safety Matters" and "Item 3. Legal Proceedings" in our Annual Report on Form 10-K for the year ended December 31, 2008.

        In addition, we could incur significant expenditures in order to comply with existing or future environmental or safety laws. Capital expenditures and costs relating to environmental or safety matters will be subject to evolving regulatory requirements and will depend on the timing of the promulgation and enforcement of specific standards which impose requirements on our operations. Capital expenditures and costs beyond those currently anticipated may therefore be required under existing or future environmental or safety laws.

        Furthermore, we may be liable for the costs of investigating and cleaning up environmental contamination on or from our properties or at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous materials or from disposal activities that pre-dated our purchase of our businesses. We may therefore incur additional costs and expenditures beyond those currently anticipated to address all such known and unknown situations under existing and future environmental laws. See "Item 1. Business—Environmental, Health and Safety Matters" and "Item 3. Legal Proceedings" in our Annual Report on Form 10-K for the year ended December 31, 2008.

         Existing or future litigation or legislative initiatives restricting the use of MTBE in gasoline may subject us or our products to environmental liability, materially reduce our sales and/or materially increase our costs.

        We produce MTBE, an oxygenate that is blended with gasoline to reduce vehicle air emissions and to enhance the octane rating of gasoline. Litigation or legislative initiatives restricting the use of MTBE in gasoline may subject us or our products to environmental liability or materially adversely affect our sales and costs. Because MTBE has contaminated some water supplies, its use has become controversial in the U.S. and elsewhere, and its use has been effectively eliminated in the U.S. market. We currently market MTBE, either directly or through third parties, to gasoline additive customers located outside the U.S., although there are additional costs associated with such outside-U.S. sales which may result in decreased profitability compared to historical sales in the U.S. We may also elect to use all or a portion of our precursor tertiary butyl alcohol to produce saleable products other than MTBE. If we opt to produce products other than MTBE, necessary modifications to our facilities will require significant capital expenditures and the sale of such other products may produce a lower level of cash flow than that historically produced from the sale of MTBE.

        Numerous companies, including refiners, manufacturers and sellers of gasoline, as well as manufacturers of MTBE, have been named as defendants in more than 150 cases in U.S. courts that allege MTBE contamination in groundwater. Many of these cases were settled after the parties engaged in mediation supervised by a court-appointed special settlement master. Beginning in March 2007 and continuing through December 2008, we have been named as a defendant in fourteen of these lawsuits, all of which are still pending. For more information, see "Item 3 Legal Proceedings—MTBE Litigation" in our Annual Report on Form 10-K for the year ended December 31, 2008. The plaintiffs in the MTBE groundwater contamination cases generally seek compensatory damages, punitive damages, injunctive relief, such as monitoring and abatement, and attorney fees. We currently have insufficient information to meaningfully assess our potential exposure in these cases. We believe that some of our liability in these cases, if any, is likely covered by insurance and/or indemnity agreements with prior owners. It is possible that we could be named as a defendant in additional existing or future MTBE contamination cases. We cannot provide assurances that adverse results against us in existing or future MTBE contamination cases will not have a material adverse effect on our business, results of operations and financial position.

         Our business is dependent on our intellectual property. If our patents are declared invalid or our trade secrets become known to our competitors, our ability to compete may be adversely affected.

        Proprietary protection of our processes, apparatuses and other technology is important to our business. Consequently, we may have to rely on judicial enforcement of our patents and other proprietary rights. While a presumption of validity exists with respect to patents issued to us in the U.S., there can be no assurance that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, if any pending patent application filed by us does not result in an issued patent, or if patents are issued to us, but such patents do not provide meaningful protection of our intellectual property, then our ability to compete may be adversely affected. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner, which could have a material adverse effect on our business, results of operations, financial condition and liquidity.

        We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. While it is our policy to enter into confidentiality agreements with our employees and third parties to protect our intellectual property, these confidentiality agreements may be breached, may not provide meaningful protection for our trade secrets or proprietary know-how, or adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and know-how. In addition, others could obtain knowledge of our trade secrets through independent development or other access by legal means. The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets or proprietary know-how could have a material adverse effect on our business, results of operations, financial condition and liquidity.

         Terrorist attacks, such as the attacks that occurred on September 11, 2001, the continuing military action in Iraq, general instability in various OPEC member and other energy-producing nations, the threat of other attacks or acts of war in the U.S. and abroad and increased security regulations related to our industry could adversely affect our business.

        The attacks of September 11, 2001, and subsequent events, including the continuing military action in Iraq, have caused instability in the U.S. and other financial markets and have led, and may continue to lead, to further armed hostilities, prolonged military action in Iraq, or further acts of terrorism in the U.S. or abroad, which could cause further instability in financial markets. Current regional tensions and conflicts in various OPEC member and other energy-producing nations, including the continuing military action in Iraq, have caused, and may cause further, increases in raw material costs, particularly natural gas and crude oil based feedstocks, which are used in our operations. The uncertainty surrounding the threat of further armed hostilities, military action or acts of terrorism may impact any or all of our physical facilities and operations, which are located in North America, Europe, Australia, Asia, Africa, South America and the Middle East, or those of our customers. Furthermore, the terrorist attacks, subsequent events and future developments in any of these areas may result in reduced demand from our customers for our products. A terrorist attack on any of our significant facilities could have a material adverse effect on our business. In addition, local, state and federal governments have begun a regulatory process that could lead to new regulations impacting the security of chemical plant locations and the transportation of hazardous chemicals, which could result in higher operating costs. These developments will subject our worldwide operations to increased risks and, depending on their magnitude, could have a material adverse effect on our business, results of operations, financial condition and liquidity.

         If our subsidiaries do not make sufficient distributions to us, then we will not be able to make payment on our debts.

        With the exception of our convertible notes, our debt is generally the exclusive obligation of Huntsman International and the guarantors of such debt and not of any of our other subsidiaries. Because a significant portion of our operations are conducted by these other subsidiaries, our cash flow and our ability to service indebtedness, including our ability to pay the interest on our debt when due and principal of such debt at maturity, are dependent to a large extent upon cash dividends and distributions or other transfers from non-guarantor subsidiaries. Any payment of dividends, distributions, loans or advances by our non-guarantor subsidiaries to us could be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate, and any restrictions imposed by the current and future debt instruments of our non-guarantor subsidiaries. In addition, payments to us by our subsidiaries are contingent upon our non-guarantor subsidiaries' earnings.

        Our subsidiaries are separate and distinct legal entities and, except for our guarantor subsidiaries, have no obligation, contingent or otherwise, to pay any amounts due on our debt or to make any funds available therefor, whether by dividends, loans, distributions or other payments, and do not guarantee the payment of interest on, or principal of, our debt. Any right that we have to receive any assets of any of our subsidiaries that are not guarantors upon the liquidation or reorganization of any such subsidiary, and the consequent right of holders of notes to realize proceeds from the sale of their assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors and holders of debt issued by that subsidiary.

Risks Related to the Tronox Transaction

         The acquisition of Tronox may not be successfully completed on the terms set forth in the Purchase Agreement or at all.

        The consummation of the Tronox Transaction is subject to bankruptcy court approval of the Purchase Agreement and Tronox's solicitation of higher or otherwise better offers pursuant to specified bidding procedures and an auction process to be conducted under supervision of the bankruptcy court. Tronox may terminate the Purchase Agreement if the bankruptcy court approves an alternative transaction. Tronox may also terminate the Purchase Agreement prior to the entry of a sale order by the bankruptcy court to seek a restructuring transaction. If the Purchase Agreement is not approved by the bankruptcy court or otherwise terminated, the acquisition contemplated by the Tronox Transaction will not be consummated. We may elect to revise the terms of our offer, including the purchase price, in order to avoid termination, however, we can provide no assurances that a revised offer would be accepted or approved.

        In addition, the Tronox Transaction is subject to customary closing conditions and regulatory and third party approvals. If these conditions and approvals are not satisfied or waived, the Tronox Transaction will not be consummated. In addition, we and Tronox may agree to terminate the Purchase Agreement at any time without completing the acquisition. Further, in certain circumstances, we or Tronox may terminate the Purchase Agreement without the other party's agreement and without completing the acquisition. Please refer to the Purchase Agreement filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on August 31, 2009 for a complete listing of all items that must be effected prior to and at the closing of the Tronox Transaction.

        If the acquisition contemplated by the Tronox Transaction is not completed for any reason, we may be subject to additional risks, including:

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  our management having spent a significant amount of their time and efforts directed toward the Tronox Transaction which time and efforts otherwise would have been spent on our business and other opportunities that could have been beneficial to us; and

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  costs relating to the Tronox Transaction, including legal and accounting fees, much of which must be paid regardless of whether the acquisition contemplated by the Tronox Transaction is completed and may not be reimbursed by Tronox.

         We have not provided any financial information with respect to Tronox or any pro forma information reflecting the potential acquisition of Tronox in this prospectus.

        Pursuant to applicable SEC rules, this prospectus does not include or incorporate by reference any financial information with respect to the assets and entities to be acquired pursuant to the Tronox Transaction. In addition, in accordance with applicable SEC rules we are not required to provide and have not provided any pro forma information giving effect to the Tronox Transaction. Tronox's financial condition and results of operations disclosed for periods prior to its entry into bankruptcy are of limited utility to investors in our common stock in assessing the potential impact of the acquisition of

Tronox on our financial condition because (i) we are only purchasing certain assets and assuming certain liabilities of Tronox and (ii) on May 4, 2009, Tronox filed a Current Report on Form 8-K under Item 4.02 disclosing that its previously filed financial statements should no longer be relied upon.

Risks related to our Common Stock

         Our stock price has been and may continue to be subject to large fluctuations.

        We have experienced significant fluctuations in our stock price and share trading volume in the past and may continue to do so. The trading price of our common stock has been and may continue to be subject to wide fluctuations in response to a variety of issues, including broad market factors that may have a material adverse impact on our stock price, regardless of actual performance. The following factors could affect our stock price:

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  periodic variations in the actual or anticipated financial results of our business or that of our competitors;

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  downward revisions in securities analysts' estimates of our future operating results or of the future operating results of our competitors;

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  material announcements by us or our competitors;

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  public sales of a substantial number of shares of our common stock; and

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  adverse changes in general market conditions or economic trends or in conditions or trends in the markets in which we operate.

         Shares available for future sale may cause our common stock price to decline, which may negatively impact the trading price of our common stock.

        Sales of substantial numbers of additional shares of our common stock, or the perception that such sales could occur, may cause prevailing market prices for shares of our common stock to decline. For example, the registration and the resale of our common stock issuable upon conversion of the Convertible Notes (as defined below) or as payment of interest or principal thereon may negatively impact the trading price of our common stock. For more information on the Convertible Notes, see "Selling Stockholders" on page 21 of this prospectus.

         We have the ability to issue additional equity securities, which would lead to further dilution of our issued and outstanding common stock.

        The issuance of additional equity securities would result in dilution of then-existing stockholders' equity interests in us. Our certificate of incorporation authorizes our Board of Directors, without stockholder approval, to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the number of shares in that series and the terms, rights and limitations of that series. If we issue additional convertible notes or convertible preferred stock, a subsequent conversion may dilute the current common stockholders' interest. Our Board of Directors has no present intention of issuing any such convertible instruments, but reserves the right to do so in the future. In addition, we may issue additional shares of common stock under our equity incentive plans.

         Certain provisions contained in our certificate of incorporation and bylaws could discourage a takeover attempt, which may reduce or eliminate the likelihood of a change of control transaction and, therefore, limit your ability to sell our common stock at a price higher than the current market value.

        Certain provisions contained in our certificate of incorporation and bylaws, such as a classified Board of Directors, limitations on stockholder proposals at meetings of stockholders and the inability of stockholders to call special meetings and certain provisions of Delaware law, could make it more difficult for a third party to acquire control of our company, even if some of our stockholders considered such a change of control to be beneficial. Our certificate of incorporation also authorizes our Board of Directors to issue preferred stock without stockholder approval. Therefore, our Board of Directors could elect to issue preferred stock that has special voting or other rights that could make it even more difficult for a third party to acquire us, which may reduce or eliminate your ability to sell our common stock at a price higher than the current market value.

         The declaration of dividends by our Company is subject to the discretion of our Board of Directors and there can be no assurance that we will continue to pay dividends.

        Over the past two years we have paid quarterly dividends on our common stock. The declaration of dividends by our Company is subject to the discretion of our Board of Directors. Our Board of Directors takes into account such matters as general business conditions, our financial results, expected liquidity and capital expenditure requirements, contractual, legal or regulatory restrictions on the payment of dividends, the effect on our debt ratings and such other factors as our Board of Directors may deem relevant, and we can provide no assurance that we will continue to pay dividends on our common stock.

         Jon M. Huntsman, through direct and indirect ownership of our common stock and through ceratin voting arrangments, may be deemed to control approximately 20% of our outstanding common stock, and he may have the ability to substantially impact the outcome of matters voted on by our stockholders.

        Jon M. Huntsman, through direct and indirect ownership of our common stock and through ceratin voting arrangments, may be deemed to control approximately 20% of our outstanding common stock. Through his interests, he may have the ability to substantially impact:

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  the election of the members of the Board of Directors of our Company;

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  the outcome of matters submitted to our stockholders for approval, including amendments to our certificate of incorporation, mergers, consolidations and the sale of all or substantially all of our assets; and;

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  any potential change in control of our Company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain information set forth or incorporated by reference in this prospectus contains "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions or dispositions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as "believes," "expects," "may," "will," "should," "anticipates" or "intends" or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

        All forward-looking statements, including without limitation, management's examination of historical operating trends, are based upon our management's expectations when such statements are made. Management's expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but, there can be no assurance that management's expectations, beliefs and projections will result or be achieved. Accordingly, investors should not place undue reliance on our forward-looking statements. Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, inducing those factors set forth under the caption "Risk Factors" in this prospectus and in the documents incorporated herein by reference in this prospectus and the applicable prospectus supplement, which may cause actual results to differ materially from those contained in the forward-looking statements. All forward-looking statements apply only as of the date made. We do not assume any obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 1,200,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

        Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Holders of common stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, as described below, if any. Our senior credit facilities and indentures impose restrictions on our ability to declare dividends with respect to our common stock. Upon liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of our assets, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock. The common stock has no preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock, including the common stock offered in this offering, are fully paid and non-assessable.

Preferred Stock

        Our certificate of incorporation authorizes our board of directors, without stockholder approval, to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the number of shares in that series and the terms, rights and limitations of that series.

        The issuance of shares of preferred stock by our board of directors as described above may adversely affect the rights of the holders of our common stock. For example, preferred stock may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. The issuance of shares of preferred stock may discourage third-party bids for our common stock or may otherwise adversely affect the market price of the common stock. In addition, the preferred stock may enable our board of directors to make more difficult or to discourage attempts to obtain control of our company through a hostile tender offer, proxy contest, merger or otherwise, or to make changes in our management.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws

        Certain provisions of our certificate of incorporation and bylaws, which are summarized in the following paragraphs, could discourage a takeover attempt, which may reduce or eliminate the likelihood of a change of control transaction and, therefore, your ability to sell your shares at a premium. See "Risk Factors—Risks Related to the Ownership of Our Common Stock."

  Classified Board

        Our certificate of incorporation provides that our board of directors is to be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. Our certificate of incorporation and bylaws provide that the number of directors is to be fixed from time to time exclusively pursuant to a resolution adopted by the board, but our certificate of incorporation provides that our board of directors must consist of not less than three nor more than fifteen directors.

  Removal of Directors; Vacancies

        Under the Delaware General Corporation Law ("DGCL") and our certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. In addition, our certificate of incorporation and bylaws also provide that any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum.

  No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders

        Our certificate of incorporation prohibits stockholder action by written consent. Our bylaws also provide that, except as otherwise provided by law and subject to the rights of any holders of a class or series of stock having a preference over the common stock, special meetings of our stockholders may be called only by the chairman of our board or a majority of the total number of authorized directors, whether or not there is any vacancy in previously authorized directorships.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to our corporate secretary.

        Generally, to be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the previous year's annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may impede stockholders' ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Conflicts of Interest

        Our amended and restated bylaws renounce certain interests or expectancies that we have in, or right to be offered an opportunity to participate in, specified business opportunities offered to any director who is not an officer or employee and who is either affiliated with the persons named under the section "Selling Stockholders" or is specifically allowed by the board to participate in such opportunities. These directors and their affiliates have the right to engage in and no duty to refrain from engaging in:

  •
  a corporate opportunity that does not relate primarily to the chemical business or any other line of business that we or our affiliates now engage in or propose to engage in; or

  •
  a corporate opportunity presented to a director before being presented to us and not presented to the director in his capacity as one of our directors.

        Subject to their fiduciary duties to us, these directors may have conflicts of interest with us a result of these opportunities and may compete with us.

Delaware Anti-Takeover Statute

        We are subject to Section 203 of the DGCL. Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person became an interested stockholder without the prior approval of our board of directors or the subsequent approval of our board of directors and our stockholders. "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Subject to various exceptions, an "interested stockholder" is a person who together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. These restrictions may prohibit or delay the accomplishment of mergers or other takeover or change in control attempts.

Listing

        Our common stock is listed on the New York Stock Exchange under the symbol "HUN."

Transfer Agent and Registrar

        The BNY Mellon is the transfer agent and registrar for our common stock.

SELLING STOCKHOLDERS

        The "selling stockholders" may include Apollo Investment Fund VI, L.P., Apollo Overseas Partners VI, L.P., Apollo Overseas Partners (Delaware) VI, L.P., Apollo Overseas Partners (Delaware 892) VI, L.P., Apollo Overseas Partners (Germany) VI, L.P. and AAA Guarantor—Co-Invest VI, L.P, each of whom we have granted registration rights (the "Apollo Partnerships"). The particular selling stockholders will be named in the applicable prospectus supplement, along with information regarding the beneficial ownership of our common stock by such selling stockholders as of the date of the applicable prospectus supplement, the number of shares being offered by such selling stockholders and the number of shares beneficially owned by such selling stockholders after the applicable offering. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

        The Apollo Partnerships are party to a number of agreements which relate to us or our shares of common stock, including a note purchase agreement (the "Note Purchase Agreement") with respect to the sale and purchase of $250,000,000 aggregate principal amount of our 7% Convertible Senior Notes due 2018 (the "Convertible Notes), a registration rights agreement (the "Registration Rights Agreement") and a voting and standstill agreement relating to certain restrictions on voting or transferring our common stock (the "Voting and Standstill Agreement"). The Note Purchase Agreement, among other things, provides the Apollo Partnerships with the right to convert the Convertible Notes at any time, at the holder's option, at an initial conversion rate of 127.2750 shares of our common stock per $1,000 principal amount of Convertible Notes converted (which is equal to an initial conversion price of $7.857 per share), subject to certain anti-dilution adjustments. The Convertible Notes bear interest at a rate of 7% per year payable semi-annually on July 1 and January 1 in each year, beginning July 1, 2009. Interest is payable either in cash or, at our option, in shares of our common stock having a market value at that time equal to the interest payment. The Registration Rights Agreement, among other things, grants the Apollo Partnerships certain registration rights for shares of our common stock beneficially owned by them as a result of the conversion of the

Convertible Notes or the payment of interest or principal due under the Convertible Notes (the "Underlying Securities"). The Voting and Standstill Agreement, among other things, prohibits the Apollo Partnerships from transferring the Convertible Notes or the Underlying Securities except in specified circumstances and the shares of our common stock held by the Apollo Partnerships must be voted, at our option, either in the manner recommended by a majority of the Board or in the same proportion as other Company stockholders. The Voting and Standstill Agreement terminates upon the later to occur of (i) December 31, 2010 or (ii) the date on which none of the Apollo Partnerships or their affiliates beneficially or of record own Convertible Notes or any Underlying Securities representing 3% or more of the then-outstanding Common Stock.

        The following table, to our knowledge, sets forth information regarding the beneficial ownership of our common stock by the Apollo Partnerships as of the date of this prospectus. The information is based on information provided by or on behalf of the Apollo Partnerships. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the Apollo Partnerships.

	Shares Beneficially Owned(1)
Selling Stockholder	Number	Percent(2)
Apollo Investment Fund VI, L.P.	16,681,997	6.2%
Apollo Overseas Partners VI, L.P.	4,552,189	1.7%
Apollo Overseas Partners (Delaware) VI, L.P.	1,885,485	0.07%
Apollo Overseas Partners (Delaware 892) VI, L.P.	4,664,072	1.7%
Apollo Overseas Partners (Germany) VI, L.P.	57,663	0.02%
AAA Guarantor—Co-Invest VI, L.P.	3,977,344	1.5%

(1)
Each of the selling stockholders may be deemed to beneficially own all shares of Common Stock beneficially owned by each other selling stockholder. As of the date hereof, the Apollo Partnerships collectively had the right to receive upon conversion of the Convertible Notes, in the aggregate, 31,818,750 shares of Common Stock, representing approximately 11.8% of the issued and outstanding common stock (see note (2) below for basis for percentages). Each of the selling stockholders disclaims beneficial ownership of the common stock that may be deemed beneficially owned by any other selling stockholder. The address of each selling stockholder other than AAA Guarantor—Co-Invest VI, L.P. is One Manhattanville Road, Suite 201, Purchase, New York 10577. The principal address of AAA Guarantor—Co-Invest VI, L.P. is Trafalgar Court, Les Banques, GY1 3QL, St. Peter Port, Guernsey, Channel Islands.

(2)
Percentages are based on the number of 237,308,742 shares of common stock issued and outstanding as of September 21, 2009, and assuming conversion of all the Notes.

 PLAN OF DISTRIBUTION

        We are registering the shares of common stock covered by this prospectus for the selling stockholders. The selling stockholders may effect the distribution of common stock from time to time in one or more transactions, including: at a fixed price or at prices that may have changed; at market prices prevailing at the time of sale; at prices relating to such prevailing market prices; or at negotiated prices. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

        The selling stockholders may negotiate and pay underwriters' or broker-dealers' commissions, discounts or concessions for their services as applicable. Underwriters or broker-dealers engaged by the selling stockholders may allow other underwriters or broker-dealers to participate in resales.

        The common stock may be sold in one or more of the following types of transactions:

        (a)   A sale to one or more underwriters for resale to the public or to institutional investors in one or more transactions. If a selling stockholder notifies us of any material arrangement that it has entered into with an underwriter(s), we will execute an underwriting agreement with such underwriter(s) and file a prospectus supplement, if required, pursuant to Rule 424(b) under the Securities Act. In that prospectus supplement, we will disclose the terms of the offering of common stock, including the name or names of any underwriters, dealers or agents and the amounts of securities underwritten and purchased by each of them. The prospectus supplement will also disclose the public offering price of the securities and the proceeds to the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The selling stockholders and any underwriters involved in the sale or resale of the common stock may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. In addition, the underwriters' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If a selling stockholder qualifies as an "underwriter," it will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

        (b)   A block trade in which a selling stockholder will engage a broker-dealer as agent, who will then attempt to sell the common stock, or position and resell a portion of the block, as principal, in order to facilitate the transaction;

        (c)   Derivative transactions with third parties, if the applicable prospectus supplement indicates, in connection with those derivatives, that third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by a selling stockholder or borrowed from a selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from a selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

        (d)   Other hedging transactions, whereby the selling stockholders may:

            (i)  enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from the selling stockholders to close out its short positions;

           (ii)  sell common stock short itself and redeliver such shares to close out its short positions;

        (e)   Sales to third parties who may deliver the common stock upon exchange of exchangeable securities issued by such third parties or their affiliates. Such transactions may be combined with other transactions of the types described above. In particular, such third parties or their affiliates may engage in sales of common stock (including short sales) to hedge their position prior to the exchange of their exchangeable securities and may deliver shares of common stock covered by this prospectus to close out any short positions created in connection with those sales.

        (f)    Ordinary broker's transactions and transactions in which the broker solicits purchasers; and

        (g)   privately negotiated transactions.

        In addition to selling its common stock under this prospectus, a selling stockholder may:

        (a)   transfer its common stock in other ways not involving market maker or established trading markets, including directly by gift, distribution, or other transfer;

        (b)   sell its common stock under Rule 144 or Rule 145 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144 or Rule 145; or

        (c)   sell its common stock by any other legally available means.

        For any particular offering pursuant to the shelf registration statement of which this prospectus is a part:

        (a)   an underwriter may allow, and dealers may reallow, concessions on sales to certain other dealers, and such concessions may be changed from time to time;

        (b)   we and the selling stockholders may agree to indemnify an underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments an underwriter may be required to make in connection with these liabilities; and

        (c)   we may agree, subject to certain exceptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable for our common stock. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

        In connection with any particular offering pursuant to the shelf registration statement of which this prospectus is a part, an underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price.

  •
  Over-allotment transactions involve sales by an underwriter of shares in excess of the number of shares an underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by an underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. An underwriter may close out any short position by either exercising its over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, an underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If an underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if an underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        A prospectus in electronic format may be made available on the websites maintained by an underwriter, or selling group member, if any, participating in any particular offering and an underwriter participating in any particular offering may distribute prospectuses electronically. Any representatives may agree to allocate a number of shares to an underwriter and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by an underwriter and selling group members that will make internet distributions on the same bases as other allocations.

        Any selling stockholder who is a "broker dealer" will be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder purchased its shares in the ordinary course of business, and at the time of its purchase of the shares to be resold, did not have any view to or arrangements or understandings, directly or indirectly, with any person to distribute the shares. The selling stockholders have each informed us that they are not registered broker dealers.

        Pursuant to a registration rights agreement with the selling stockholders, we have agreed to pay certain costs, expenses and fees in connection with this registration of common stock. The selling stockholders will pay any underwriting discounts, selling commissions or other minor expenses.

LEGAL MATTERS

        The validity of the common stock will be passed upon for us by Stoel Rives LLP, Salt Lake City, Utah.

EXPERTS

        The consolidated financial statements and the related financial statement schedules, incorporated in this Prospectus by reference from our Current Report on Form 8-K dated July 29, 2009, and the effectiveness of our internal control over financial reporting, incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which report on the consolidated financial statements and financial statement schedules expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the adoption of certain provisions of FASB Statement No. 158 during each of 2006 and 2008, and FASB Interpretation No. 48 during 2007 and (ii) the retrospective application of FASB Statement No. 160 and for changes in reportable segments) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth our estimates of the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.

Item	Amount
SEC registration fee	$(1)
Legal fees and expenses	(2)
Accounting fees and expenses	(2)
Printing fees	(2)
Miscellaneous	(2)

Total	$(2)

(1)
Omitted because the registration fee is being deferred pursuant to Rule 456(b).

(2)
The amount of these expenses is not presently known.

        In connection with the offering under this registration statement, a portion of the foregoing expenses may be reimbursed to us by the selling stockholders.

Item 15.    Indemnification of Directors and Officers

        The Delaware General Corporation Law ("DGCL") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

  •
  for breach of duty of loyalty;

  •
  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

  •
  under Section 174 of the DGCL (unlawful dividends); or

  •
  for transactions from which the director derived improper personal benefit.

        Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        We entered into indemnification agreements with our directors and officers in connection with the completion of our initial public offering. Pursuant to these agreements, we agree to provide customary indemnification to our officers and directors against expenses incurred by such persons in connection with their service as directors or officers (as applicable) or in connection with their service at our request as directors, officers, trustees, employees or agents of other entities.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

        In the opinion of the Securities and Exchange Commission indemnification provisions that purport to include indemnification for liabilities arising under the Securities Act are contrary to public policy and are, therefore, unenforceable.

Item 16.    Exhibits

(a)
Exhibits.

Number		Description of Exhibit
1.1	*	Form of Underwriting Agreement
4.1		Form of stock certificate of Huntsman Corporation (incorporated by reference to Exhibit A to Exhibit 3.01 to the registration statement on Form S-1 of Huntsman Corporation (File No. 333-120749))
4.2
Form of mandatory convertible preferred stock certificate of Huntsman Corporation (incorporated by reference to Exhibit A to Exhibit 3.01 to the current report on Form 8-K of Huntsman Corporation filed February 16, 2005 (File No. 001-32427))
4.3		Form of Restricted Stock Agreement for Outside Directors (incorporated by reference to Exhibit 4.7 of our registration statement on Form S-8 filed February 10, 2006 (File No. 333-131729))
4.4
Registration Rights Agreement, dated December 23, 2008, by and among Huntsman Corporation and Apollo Investment Fund VI, L.P. and certain of its affiliates (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Huntsman Corporation filed on December 23, 2008 (File No. 001-32427))
4.5
Note Purchase Agreement, dated December 23, 2008, by and among Huntsman Corporation and Apollo Investment Fund VI, L.P. and certain of its affiliates (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Huntsman Corporation filed on December 23, 2008 (File No. 001-32427))
4.6
Voting and Standstill Agreement, dated December 23, 2008, by and among Huntsman Corporation and Apollo Investment Fund VI, L.P. and certain other persons (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Huntsman Corporation filed on December 23, 2008 (File No. 001-32427))
5.1	**	Opinion and consent of Stoel Rives LLP regarding legality of securities being registered
23.1	**	Consent of Deloitte & Touche LLP
23.2	**	Consent of Stoel Rives LLP (included in the opinion filed as Exhibit 5.1)
24.1	**	Power of Attorney (included on signature page)

*
The Company will file as an exhibit to a Current Report on Form 8-K any underwriting agreement relating to securities offered hereby.

**
Filed herewith.

Item 17.    Undertakings

        The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

            (i)  Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

           (ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

        (5)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (6)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (7)   That

            (i)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

           (ii)  For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on October 23, 2009.

HUNTSMAN CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned officers and directors of Huntsman Corporation, hereby severally constitute and appoint Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman	Director, President and Chief Executive Officer (principal executive officer)	October 23, 2009.
By:	/s/ J. KIMO ESPLIN J. Kimo Esplin	Chief Financial Officer (principal financial officer)	October 23, 2009.
By:	/s/ L. RUSSELL HEALY L. Russell Healy	Controller (principal accounting officer)	October 23, 2009.
By:	/s/ JON M. HUNTSMAN Jon M. Huntsman	Director, Executive Chairman	October 23, 2009.

Signature		Title	Date

By:	/s/ MARSHA J. EVANS Marsha J. Evans	Director	October 23, 2009.
By:	/s/ ALVIN V. SHOEMAKER Alvin V. Shoemaker	Director	October 23, 2009.
By:	/s/ NOLAN D. ARCHIBALD Nolan D. Archibald	Director	October 23, 2009.
By:	/s/ H. WILLIAM LICHTENBERGER H. William Lichtenberger	Director	October 23, 2009.
By:	/s/ RICHARD A. MICHAELSON Richard A. Michaelson	Director	October 23, 2009.

EXHIBIT INDEX

Number		Description of Exhibit
1.1	*	Form of Underwriting Agreement
4.1		Form of stock certificate of Huntsman Corporation (incorporated by reference to Exhibit A to Exhibit 3.01 to the registration statement on Form S-1 of Huntsman Corporation (File No. 333-120749))
4.2
Form of mandatory convertible preferred stock certificate of Huntsman Corporation (incorporated by reference to Exhibit A to Exhibit 3.01 to the current report on Form 8-K of Huntsman Corporation filed February 16, 2005 (File No. 001-32427))
4.3		Form of Restricted Stock Agreement for Outside Directors (incorporated by reference to Exhibit 4.7 of our registration statement on Form S-8 filed February 10, 2006 (File No. 333-131729))
4.4
Registration Rights Agreement, dated December 23, 2008, by and among Huntsman Corporation and Apollo Investment Fund VI, L.P. and certain of its affiliates (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Huntsman Corporation filed on December 23, 2008 (File No. 001-32427))
4.5
Note Purchase Agreement, dated December 23, 2008, by and among Huntsman Corporation and Apollo Investment Fund VI, L.P. and certain of its affiliates (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Huntsman Corporation filed on December 23, 2008 (File No. 001-32427))
4.6
Voting and Standstill Agreement, dated December 23, 2008, by and among Huntsman Corporation and Apollo Investment Fund VI, L.P. and certain other persons (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Huntsman Corporation filed on December 23, 2008 (File No. 001-32427))
5.1	**	Opinion and consent of Stoel Rives LLP regarding legality of securities being registered
23.1	**	Consent of Deloitte & Touche LLP
23.2	**	Consent of Stoel Rives LLP (included in the opinion filed as Exhibit 5.1)
24.1	**	Power of Attorney (included on signature page)

*
The Company will file as an exhibit to a Current Report on Form 8-K any underwriting agreement relating to securities offered hereby.

**
Filed herewith.